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AMENDED AND RESTATED
SUB-ADVISORY AGREEMENT
MACQUARIE CAPITAL
INVESTMENT MANAGEMENT
LLC


AGREEMENT executed as of May 22, 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called "the Manager"), and Macquarie Capital Investment Management LLC, a Delaware limited liability company (hereinafter called "the Sub-Advisor").

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WHEREAS, the Manager is the manager and investment
adviser to each Fund of the Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the
"1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each series identified in Appendix A (hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund;

(b)	The Fund's registration statement and financial
statements as filed with the Securities and Exchange
Commission;
(c)	The Fund's Articles of Incorporation and By-laws;

(d)	Policies, procedures or instructions adopted or approved
by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services
to be Provided by the Sub-
Advisor The Sub-Advisor will:
(a)	Provide investment advisory services, including but
not limited to research, advice and supervision for the Series.


(b)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such Board),
and revise from time to time as economic conditions
require, a recommended investment program for the
Fund consistent with the Series' investment objective
and policies.
(c)	Implement the approved investment program by
placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of Incorporation and Bylaws, the
requirements of the 1940 Act, as each of the same
shall be from time to time in effect.
(d)	Advise and assist the officers of the Fund, as
requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the
general conduct of the investment business of the
Series.
(e)	Maintain, in connection with the Sub-Advisor's
investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission
thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information, subject to receipt
of such additional information as may be required from
the Manager and provided in accordance with
Section 11(d) of this Agreement. The Sub-Advisor
has no responsibility for the maintenance of Fund
records except insofar as is directly related to the
services it provides to the Series.
(f)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.
(g)	Upon request, provide assistance in the determination
of the fair value of certain securities when reliable
market quotations are not readily available for
purposes of calculating net asset value in accordance
with procedures and methods established by the
Fund's Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary
investment and management facilities, including
salaries of clerical and other personnel required for it
to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.
(i)	Open accounts with Foreign Account Tax Compliance
Act ("FATCA") compliant broker- dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series. The Sub-
Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for
the allocation for the aggregated trades. The Sub-
Advisor shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates
that are reasonable in relation to the benefits
received. However, the Sub-Advisor may select
brokers or dealers on the basis that they provide
brokerage, research or other services or products to
the Sub-Advisor. To the extent consistent with
applicable law, the Sub-Advisor may pay a broker or
dealer an amount of commission for effecting a
securities transaction in excess of the amount of
commission or dealer spread another broker or dealer
would have charged for effecting that transaction if
the Sub-Advisor determines in good faith that such
amount of commission is reasonable in relation to the
value of the brokerage and research products and/or
services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all
such services or products need be used by the Sub-
Advisor in managing the Series. In addition, joint
repurchase or other accounts may not be utilized by the Series except to the extent permitted under applicable law or under any exemptive order obtained by the Sub-
Advisor provided that all conditions of such order are
complied with.
U) Maintain all accounts, books and records with respect to the Series as are required of an investment advisor of a registered investment company pursuant to the
1940 Act and Investment Adviser's Act of 1940 (the "Investment Adviser's Act"), and the rules thereunder, and furnish the Fund and the Manager with such
periodic and special reports as the Fund or Manager
may reasonably request. In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund,
agrees to preserve for the periods described by Rule
31a-2 under the 1940 Act any records that it maintains
for the Fund and that are required to be maintained by
Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the
Manager.
(k)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant
to that Rule as the same may be amended from time
to time. The Manager acknowledges receipt of a copy
of Sub-Advisor's current Code of Ethics. Sub-Advisor
shall promptly forward to the Manager a copy of any
material amendment to the Sub-Advisor's Code of
Ethics.
(I)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by the
Series, all in such detail as the Manager or the Fund
may reasonably request. The Sub-Advisor will make
available its officers and employees to meet with the
Fund's Board of Directors at the Fund's principal place
of business on due notice to review the investments
of the Series.
(m)	Provide such information as is customarily provided
by a sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the
"Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the "Securities
Act"), and any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to; the Sub-Advisor's compliance manual and policies and procedures adopted to comply with Rule
206(4)-7 of the Investment Advisers Act; the Sub-advisor's most recent annual compliance report or a detailed summary of such report; timely and complete responses to Quarterly Compliance
Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-advisor's Rule 206(4)-7 compliance policies and procedures marked to show changes along with a written summary of the purpose of such changes),
Annual Proxy Voting Questionnaires, Annual Best
Execution and Soft Dollar Questionnaire, and other
ad-hoc compliance requests the Manager deems
necessary. Sub-advisor agrees to make available for
review, deficiency letters issued by the Securities and Exchange Commission and the Sub-advisor's response to such deficiency letters. Sub-Advisor will
advise Manager of any material changes in Sub-
Advisor's ownership within a reasonable time after
any such change. Manager acknowledges receipt of Sub-Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.
(n)	Have the responsibility and authority to vote proxies
solicited by, or with respect to, the issuers of securities held in the Series. The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting process.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets; provided, however, that Sub-Adviser may engage an affiliate to perform investment advisory services for the Fund (the "Sub-Advisory Affiliate") and this prohibition shall not apply to consultations with the Sub-Advisory Affiliate.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade
Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor.
Notwithstanding Section 5, the Sub-Advisor will be shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub- Advisor), or affiliates.
For purposes under this Section, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold;
(ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Registration
Statement and/or imposed by applicable law or regulation
(calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.


7.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

8.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This
Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix
B to this Agreement, as may be amended from time to time, and, unless otherwise terminated, shall continue in effect for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub- Advisor or a different manager or Sub-Advisor or other definitive action;
provided, that the compensation received by the Sub-
Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

10.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

11.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for
convenience only and in no way define or delimit any
of the provisions hereof or otherwise affect their
construction or effect.
(b)	Any notice under this Agreement shall be (i) in
writing, addressed and delivered or mailed postage
pre-paid to the other party at such address as such
other party may designate for the receipt of such
notices; or (ii) by electronic mail to the address of the party specified below or such other address as either party may specify in writing. Until further notice to the other party, it is agreed that the address of the
Manager for this purpose shall be Principal Financial
Group, Des Moines, Iowa 50392-0200, Email:
shaikh.adam@principal.com, and the address of the
Sub-Advisor shall be:
Macquarie Capital Investment
Management, LLC
125 West 55th Street
New York, NY 10019-5369
Email:
mfginfrapmgmt@macquarie.com
(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following
events:
(1)	the Sub-Advisor fails to be registered as an
investment adviser under the Investment
Advisers Act or under the laws of any jurisdiction
in which the Sub-Advisor is required to be
registered as an investment advisor in order to
perform its obligations under this Agreement.
(2)	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the
affairs of the Fund.
(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Advisor regarding such matters as the composition
of the assets of the Series, cash requirements and
cash available for investment in the Series, and all
other reasonable information as may be necessary for
the Sub-Advisor to perform its duties and
responsibilities hereunder.
(e)	The Sub-Advisor represents that it will not enter into
any agreement, oral or written, or other understanding
under which the Fund directs or is expected to
direct portfolio securities transactions, or any
remuneration, to a broker or dealer in consideration
for the promotion or sale of Fund shares or shares
issued by any other registered investment company.
Sub-advisor further represents that it is contrary to
the Sub- advisor's policies to permit those who select
brokers or dealers for execution of fund portfolio
securities transactions to take into account the broker
or dealer's promotion or sale of Fund shares or shares
issued by any other registered investment company.
(f)	The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.
(g)	This Agreement contains the entire understanding and
agreement of the parties.

12. The Sub-Advisor acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).


The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures
Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub-Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that would reasonably be expected to lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization relating to Sub- Advisor's registration as a commodity trading advisor, in each case, subject to applicable law, attorney-client privilege and confidentiality restrictions.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.



PRINCIPAL GLOBAL
INVESTORS, LLC


By	/s/Michael J. Beer
Michael J. Beer,
Executive Director-
Principal Funds


By	/s/Adam U. Shaikh
Adam U. Shaikh,
Counsel



MACQUARIE CAPITAL
INVESTMENT
MANAGEMENT, LLC



By	/s/Brad Frishberg
Brad Frishberg,
President


By	/s/Meredith Meyer
Meredith Meyer,
Chief Operating
Officer



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[Intentionally Omitted]




APPENDIX 8


Effective Date and Initial Term of Sub-
Advisory Agreement for each Series

Series
Effective Date
Initial Term
Diversified Real Asset Fund
May 22, 2017
2 Years